Energy Fuels Announces Closing of Previously Announced US$12.075 Million Offering of Units

Lakewood, Colorado – March 14, 2016

Energy Fuels Inc. (NYSE MKT:UUUU; TSX:EFR) (“Energy Fuels” or the “Company”) is pleased to announce that it has closed the previously announced public offering (the “Offering”) of Units made pursuant to an underwriting agreement dated March 9, 2016 between the Company and a syndicate of underwriters led by Cantor Fitzgerald Canada Corporation, as sole bookrunner, along with Haywood Securities Inc., Roth Capital Partners, LLC, Dundee Securities Ltd., Raymond James Ltd., and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC.

Pursuant to the Offering, the Company sold an aggregate of 5,031,250 Units (which includes 656,250 Units that were issued upon the exercise, in full, of the over-allotment option that was granted to the underwriters) at a price of US$2.40 per Unit for gross proceeds of US$12.075 million. Each Unit consists of one common share (each a “Share”) and one half of one common share purchase warrant (each whole warrant a “Warrant”), or a total of 5,031,250 Shares and 2,515,625 Warrants. Each Warrant will be exercisable until March 14, 2019 and will entitle the holder thereof to acquire one Share upon exercise at an exercise price of US$3.20 per Share.

The current intention is to use the net proceeds of the Offering to: (i) continue to fund wellfield construction at the Company’s Nichols Ranch Project in Wyoming; (ii) continue to finance the previously announced shaft sinking and evaluation at the Company’s high-grade Canyon mine project in Arizona; (iii) fund costs associated with the proposed acquisition of Mesteña Uranium, LLC announced earlier this week; (iv) fund the cash portion of the proposed acquisition of the remaining 40% of the Roca Honda Project announced last week; and (v) use any remaining funds for general corporate needs and working capital requirements.

Stephen P. Antony, President and CEO of Energy Fuels commented: “Following today’s financing, Energy Fuels has the liquidity to execute our business plan in a variety of uranium price environments. We recently announced two strategic acquisitions. We are currently under contract to acquire Mesteña Uranium LLC, which is expected to provide the Company with a permitted source of near-term ISR uranium production that is on the lower end of our cost curve. We have also entered into a letter of intent to boost our interest in the Roca Honda Project to 100%, which is expected to increase Energy Fuels’ large-scale conventional production capabilities, at improved uranium prices. In addition, Energy Fuels is currently pursuing two major capital initiatives, including continued shaft sinking and resource evaluation at the high-grade Canyon mine in Arizona and expanding the wellfields at the Nichols Ranch Project in Wyoming. In today’s weak price environment, our ongoing investments and recent corporate initiatives demonstrate Energy Fuels’ focus on our lowest cost sources of uranium production, while at the same time increasing our scalability to improved uranium prices.”

About Energy Fuels: Energy Fuels is a leading integrated US-based uranium mining company, supplying U3O8 to major nuclear utilities. Energy Fuels operates two of America’s key uranium production centers, the White Mesa Mill in Utah and the Nichols Ranch Processing Facility in Wyoming. The White Mesa Mill is the only conventional uranium mill operating in the U.S. today and has a licensed capacity of over 8 million pounds of U3O8 per year. The Nichols Ranch Processing Facility, acquired in the Company’s acquisition of Uranerz Energy Corporation, is an in situ recovery (“ISR”) production center with a licensed capacity of 2 million pounds of U3O8 per year. Energy Fuels also has the largest NI 43-101 compliant uranium resource portfolio in the U.S. among producers, and uranium mining projects located in a number of Western U.S. states, including one producing ISR project, mines on standby, and mineral properties in various stages of permitting and development. The Company’s common shares are listed on the NYSE MKT under the trading symbol “UUUU”, and on the Toronto Stock Exchange under the trading symbol “EFR”.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This news release contains certain “Forward-Looking Information” and “Forward Looking Statements” within the meaning of applicable Canadian and United States securities legislation, which may include, but is not limited to, statements with respect to the expected use of proceeds from the Offering and expected benefits of the acquisitions (together, the “Acquisitions”) of Mesteña and the portion of the Roca Honda Project not previously owned by the Company. These forward-looking statements can be identified by the use of forward-looking terminology such as "intends", "may," "will," "plans," "believes," "anticipates," "expects," "estimates," "predicts," "potential," "continue," "opportunity," "goals," or "should". All statements, other than statements of historical fact, herein are considered to be forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the use of proceeds from the Offering and the benefits of the Acquisitions to be different from those expressed by the forward-looking statements. Factors that could cause such events to differ from those anticipated in these forward-looking statements include risks associated with: the Company’s ability to use the proceeds from the Offering as expected and to realize the expected benefits of the Acquisitions, which could be affected by many of the risks described under the caption “Risk Factors” in the Company’s Annual Information Form dated March 18, 2015, which is available for review on SEDAR at www.sedar.com, in its Form 40-F, which is available for review on EDGAR at www.sec.gov/edgar.shtmland in the Prospectus Supplement dated March 9, 2016 that was filed in connection with the Offering, and which is available for review on SEDAR and EDGAR. Forward-looking statements contained herein are made as of the date of this news release, and the Company disclaims, other than as required by law, any obligation to update any forward-looking statements whether as a result of new information, results, future events, circumstances, or if management’s estimates or opinions should change, or otherwise. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements.

The Company assumes no obligation to update the information in this communication, except as otherwise required by law.

Investor Inquiries:

Energy Fuels Inc.
Curtis Moore
VP – Marketing and Corporate Development
(303) 974-2140 or Toll free: (888) 864-2125
investorinfo@energyfuels.com
www.energyfuels.com